Exhibit 23.6

1st December 2021

Grab Holdings Limited

3 Media Close, #01-03/06

Singapore 138492

Attention: Sandy Low, Head, Regional Market Research & Insights

Dear Sandy,

Use of NielsenIQ Information in Prospectus and Related Materials

Grab Holdings Limited (“Client”) has requested that The Nielsen Company (Malaysia) Sdn Bhd (“NielsenIQ”) consents to the use of NielsenIQ proprietary information/data (“NielsenIQ Information”) in the prospectus on Form F-1 and certain other materials (“Materials”) issued in connection with the transaction pursuant to which, among others, Altimeter Growth Corp., a special purpose acquisition vehicle whose shares are listed on Nasdaq under the symbol AGC, merged with and into another wholly owned subsidiary of Client and a subsidiary of Client merged with and into Grab Holdings Inc, and which resulted in the shares of Client being listed on Nasdaq.

NielsenIQ hereby consents to the use of and references to NielsenIQ’s name and the inclusion of NielsenIQ Information in the attached Appendix A for the foregoing purposes. Furthermore, NielsenIQ hereby consents to the filing of this letter as an exhibit to the aforementioned prospectus on Form F-1.

In addition, NielsenIQ’s consent will only be valid and effective if the following disclaimer is included in the Materials (unless NielsenIQ agrees in writing to any amendments thereto):

“NielsenIQ information reflects estimates of market conditions based on samples and is prepared primarily as a marketing research tool for consumer services industry NielsenIQ information is not a substitute for financial, investment, legal or other professional advice. References to NielsenIQ should not be considered as NielsenIQ’s opinion as to the value of any security or the advisability of investing in any company, product or industry.”

NielsenIQ | Level 16, Plaza 33 Tower B, No. 1 Jalan Kemajuan, Seksyen 13, 46100 Petaling Jaya, Selangor Darul Ehsan | niq.com

© 2021 Nielsen Consumer LLC. All Rights Reserved.

To indicate acceptance, please have an authorized officer countersign a copy of this letter and return it to us for our files.

Sincerely

/s/ Anil Antony

Anil Antony

Vice President, Consumer Insights

NielsenIQ Malaysia

NielsenIQ | Level 16, Plaza 33 Tower B, No. 1 Jalan Kemajuan, Seksyen 13, 46100 Petaling Jaya, Selangor Darul Ehsan | niq.com

© 2021 Nielsen Consumer LLC. All Rights Reserved.

ACCEPTED AND AGREED BY Grab Holdings Limited

:

By: /s/ Christopher Betts

Name: Christopher Betts

Title: General Counsel

NielsenIQ | Level 16, Plaza 33 Tower B, No. 1 Jalan Kemajuan, Seksyen 13, 46100 Petaling Jaya, Selangor Darul Ehsan | niq.com

© 2021 Nielsen Consumer LLC. All Rights Reserved.